As filed with the Securities and Exchange Commission on September 21, 2023

Registration Statement File No. 333-249453

Registration Statement File No. 333-271107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement (No. 333-249453)

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement (No. 333-271107)

UNDER

THE SECURITIES ACT OF 1933

RADIUS GLOBAL INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-1807259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Bala Plaza East, Suite 502 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive offices)	(Zip Code)

(610) 660-4910

(Registrant’s telephone number, including area code)

RADIUS GLOBAL INFRASTRUCTURE, INC. 2020 EQUITY INCENTIVE PLAN

RADIUS GLOBAL INFRASTRUCTURE, INC. 2022 EQUITY INCENTIVE PLAN

(Full title of the plans)

Scott G. Bruce

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

Telephone: (610) 660-4910

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Dunn

D. Scott Bennett

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Radius Global Infrastructure, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (Registration File No.  333-249453), which was filed with the Commission on October 13, 2020, pertaining to the registration of 13,500,000 shares of Common Stock under the Radius Global Infrastructure, Inc. 2020 Equity Incentive Plan; and

•

Registration Statement on Form S-8 (Registration File No.  333-271107), which was filed with the Commission on April 4, 2023, pertaining to the registration of 11,500,000 shares of Common Stock under the Radius Global Infrastructure, Inc. 2022 Equity Incentive Plan.

On March 1, 2023, the Registrant entered into that certain Agreement and Plan of Merger with APW OpCo LLC, a Delaware limited liability company (“OpCo”), Chord Parent, Inc., a Delaware corporation (“Parent”), Chord Merger Sub I, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Chord Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), pursuant to which, among other things, (a) Merger Sub II will be merged with and into OpCo (the “OpCo Merger”), with OpCo surviving the OpCo Merger as a subsidiary of Parent and the Registrant, and (b) Merger Sub I will be merged with and into the Registrant (the “Company Merger” and, together with the OpCo Merger, the “Mergers”), with the Registrant surviving the Company Merger as a subsidiary of Parent. The Mergers became effective on September 21, 2023, pursuant to certain certificates of merger filed with the Secretary of State of the State of Delaware.

In connection with the Mergers, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes from registration any and all of the securities of the Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Pennsylvania, on September 21, 2023.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.